EXHIBIT 99.1  Press Release

                  SAF T LOK ANNOUNCES SETTLEMENT OF SEC INQUIRY

         DECEMBER 21, 2000 (West Palm Beach, FL) - Saf T Lok Incorporated (NASDAQ: LOCK) announced today that it has reached a settlement with the SEC with respect to the Division of Enforcement's previously announced investigation of the Company that began in mid-1998.

         As part of the settlement, and solely for the purpose of proceedings with the SEC, the Company, without admitting or denying the SEC's findings, consented to the entry of an SEC Administrative Order (a) finding that certain of the Company's press releases, filings and projections made in 1997 and 1998 violated Sections 10(b) and 13(a) of the Exchange Act and Rules 10b-5, 12b-20, 13a-11, and 13a-13 thereunder; and (b) prohibiting the Company from committing or causing any future violations.

         Simultaneously, the Company's president, Franklin Brooks, and former president, John Gardner, settled the Commission's claims against them with respect to the matters described above. Messrs. Brooks and Gardner, without admitting or denying the SEC's allegations, consented to the entry of a final judgment permanently enjoining them from future violations of the statutes and rules referred to above and imposing civil penalties against each of them in the amount of $55,000 for which the Company has agreed to reimburse them. The Company also provided Messrs. Brooks and Gardner a legal defense.

         Saf T Lok's president, Franklin Brooks, commented on the settlement. "We have fully cooperated with the Commission's investigation and believe that we have resolved the matter in the best interest of the Company and its shareholders. The Commission's findings relate primarily to the Company's involvement in 1997 and 1998 with a financier who proved to be a criminal. The settlement both recognizes that the Company and its executives are ultimately responsible for the Company's transactions and disclosures and achieves finality in a manner that permits the Company to focus its attention on the Company's remaining significant challenges: namely, raising additional capital, seeking an appropriate strategic alliance, and improving sales."

         Saf T Lok Incorporated is the manufacturer of the Saf T Lok(R) child safety locks for handguns. Saf T Lok's patented combination gun locks for revolvers and semi-automatic handguns become an integral part of the firearm so there is nothing to remove, no keys or rings to find and no batteries to fail. The "touch-sensitive" combination allows for operation of the lock - even in the dark. Unlike trigger locks, which require guns to be unloaded, the Saf T Lok gun locks attach to the grip or magazine of a handgun and block the weapon internally so it cannot be fired, even if it is loaded and the trigger pulled. Only someone who knows the combination can use the gun or remove the lock.

EXCEPT FOR HISTORICAL INFORMATION, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING, AMONG OTHER THINGS, FUTURE PLANS AND OPERATING RESULTS. SUCH STATEMENTS ARE

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BASED ON THE COMPANY'S CURRENT PLANS AND EXPECTATIONS.
ACTUAL RESULTS COULD DIFFER MATERIALLY BASED UPON A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO INCREASED COMPETITION, DEPENDENCE UPON KEY PERSONNEL, MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, THE NEED TO RAISE ADDITIONAL CAPITAL, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT:  SAF T LOK INCORPORATED, 561-478-5625